[LETTERHEAD OF GOLDSTEIN GOLUB KESSLER LLP]
                 [Certified Public Accountants and Consultants]

INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Educational Video Conferencing, Inc.

We are hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement of Educational Video Conferencing, Inc., on this Form S-3 of our report dated January 28, 2000, except for Note 12, as to which the date is February 3, 2000, on the financial statements of Educational Video Conferencing, Inc. as of December 31, 1999 and 1998 and for the years then ended appearing in the annual report on Form 10-KSB of Educational Video Conferencing, Inc. for the year ended December 31, 1999. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/s/

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 30, 2000